Exhibit 99.1

Global Partners Reports Third-Quarter 2020 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 5, 2020--Global Partners LP (NYSE: GLP) today reported financial results for the quarter ended September 30, 2020.

“Global continues to perform well despite near-term uncertainties associated with COVID-19,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our vertically integrated portfolio of supply, terminaling storage and retail assets are part of the basic infrastructure necessary to power everyday life and the movement of goods, services and people across all of the markets we serve.

“While the pandemic in the short-term has reduced fuel and in-store demand, our strong network and adaptability enables us to continue executing on our strategy while remaining focused on taking advantage of opportunities in the market to grow our business organically and through acquisitions. Throughout our network we are taking steps to increase our flexibility to move renewable fuels and diversify our offerings to serve increasing demand for those products,” said Slifka.

Financial Highlights

Net income attributable to the Partnership was $18.2 million, or $0.47 per diluted common limited partner unit, for the third quarter of 2020 compared with net income attributable to the Partnership of $15.1 million, or $0.38 per diluted common limited partner unit, for the same period of 2019.

Net income attributable to the Partnership, EBITDA, Adjusted EBITDA and DCF in the third quarter of 2019 included a $13.1 million loss on the early extinguishment of debt related to the Partnership's July 2019 repurchase of its 6.25% senior notes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $65.0 million in the third quarter of 2020 compared with $65.1 million in the comparable period of 2019.

Adjusted EBITDA was $65.9 million in the third quarter of 2020 versus $66.1 million in the year-earlier period.

Distributable cash flow (DCF) was $31.3 million in the third quarter of 2020 compared with $30.4 million in the same period of 2019.

Gross profit in the third quarter of 2020 was $169.2 million compared with $187.8 million in the third quarter of 2019, due to lower product margins in all three segments. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $189.3 million in the third quarter of 2020 compared with $210.2 million in the third quarter of 2019.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2020 and 2019.

GDSO segment product margin was $158.9 million in the third quarter of 2020 compared with $168.7 million in the same period of 2019. This result primarily reflected lower fuel volume and reduced convenience store activity due to COVID-19, partly offset by higher fuel margins.

Wholesale segment product margin was $27.6 million in the third quarter of 2020 compared with $34.2 million in the same period of 2019. This result primarily reflected less favorable market conditions in gasoline and gasoline blendstocks and other oils and related products.

Commercial segment product margin was $2.8 million in the third quarter of 2020 compared with $7.2 million in the third quarter of 2019, primarily reflecting a decrease in bunkering activity.

Sales were $2.0 billion in the third quarter of 2020 compared with $3.2 billion in the third quarter of 2019, due to decreases in prices and volume. Wholesale segment sales were $1.1 billion in the third quarter of 2020 compared with $1.8 billion in the third quarter of 2019. GDSO segment sales were $0.8 billion in the third quarter of 2020 compared with $1.1 billion in the third quarter of 2019. Commercial segment sales were $181.9 million in the third quarter of 2020 compared with $313.8 million in the third quarter of 2019.

Volume in the third quarter of 2020 was 1.4 billion gallons compared with 1.6 billion gallons in the same period of 2019. Wholesale segment volume was 837.8 million gallons in the third quarter of 2020 compared with 995.6 million gallons in the same period of 2019. GDSO volume was 376.3 million gallons in the third quarter of 2020 compared with 423.3 million gallons in the third quarter of 2019. Commercial segment volume was 139.9 million gallons in the third quarter of 2020 compared with 171.5 million gallons in the third quarter of 2019.

Recent Developments

  Global announced a quarterly cash distribution of $0.50 per unit, or $2.00 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 to September 30, 2020. The distribution will be paid November 13, 2020 to unitholders of record as of the close of business on November 9, 2020.
  Robert W. Owens, retired President and Chief Executive Officer of Sunoco LP, was elected to serve as a member of the Board of Directors of the Partnership’s general partner, Global GP LLC, effective October 1, 2020. He brings a deep history of entrepreneurialism, innovation and success in leading and growing energy sector businesses.
  Global completed the sale of its previously announced private offering of $350 million in aggregate principal amount of 6.875% senior unsecured notes due 2029. Global used the net proceeds from the offering to fund the redemption of its 7.00% senior notes due 2023 and to repay a portion of the borrowings outstanding under its credit agreement.

Business Outlook
“Our 2020 performance remains largely dependent on the extent and duration of COVID-19,” Slifka said. “While we continue to see our integrated business model and diversified product portfolio as long-term strategic assets for the Partnership, ongoing uncertainty about the economic effects of COVID-19 continues to limit near-term visibility.”

Any COVID-19 related events or conditions, or other unforeseen consequences of COVID-19 could significantly adversely affect our business and financial condition and the business and financial condition of our customers, suppliers and counterparties. The ultimate extent of the impact of COVID-19 on our business, financial condition and results of operations depends in large part on future developments which are uncertain and cannot be predicted at this time. That uncertainty includes the duration (including its potential return) of the COVID-19 pandemic, the geographic regions so impacted, the extent of said impact within specific boundaries of those areas and, lastly, the impact to the local, state and national economies.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2020 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Due to the expected high demand on our conference call provider, please plan to dial in to the call at least 20 minutes prior to the start time.

The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non‑GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP
With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global Partners also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global Partners engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global Partners LP, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results and otherwise are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Sales	$2,061,382	$3,245,653	$6,126,052	$9,732,819
Cost of sales	1,892,141	3,057,884	5,571,126	9,221,063
Gross profit	169,241	187,769	554,926	511,756

Costs and operating expenses:
Selling, general and administrative expenses	43,218	45,333	143,158	127,391
Operating expenses	82,235	87,827	241,502	257,222
Lease exit and termination gain	-	-	-	(493)
Amortization expense	2,712	2,766	8,137	8,719
Net loss (gain) on sale and disposition of assets	691	323	623	(252)
Long-lived asset impairment	203	643	1,927	643
Total costs and operating expenses	129,059	136,892	395,347	393,230

Operating income	40,182	50,877	159,579	118,526

Interest expense	(19,854)	(22,091)	(62,544)	(68,113)
Loss on early extinguishment of debt	-	(13,080)	-	(13,080)

Income before income tax (expense) benefit	20,328	15,706	97,035	37,333

Income tax (expense) benefit	(2,136)	(813)	205	(1,275)

Net income	18,192	14,893	97,240	36,058

Net loss attributable to noncontrolling interest	38	187	528	637

Net income attributable to Global Partners LP	18,230	15,080	97,768	36,695

Less: General partner's interest in net income, including
incentive distribution rights	324	395	857	1,065
Less: Series A preferred limited partner interest in net income	1,682	1,682	5,046	5,046

Net income attributable to common limited partners	$16,224	$13,003	$91,865	$30,584

Basic net income per common limited partner unit (1)	$0.48	$0.38	$2.71	$0.91

Diluted net income per common limited partner unit (1)	$0.47	$0.38	$2.68	$0.89

Basic weighted average common limited partner units outstanding	33,924	33,865	33,887	33,791

Diluted weighted average limited partner units outstanding	34,209	34,266	34,241	34,255

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$4,861	$12,042
Accounts receivable, net	239,396	413,195
Accounts receivable - affiliates	5,282	7,823
Inventories	328,706	450,482
Brokerage margin deposits	23,455	34,466
Derivative assets	43,159	4,564
Prepaid expenses and other current assets	92,295	81,940
Total current assets	737,154	1,004,512

Property and equipment, net	1,070,251	1,104,863
Right of use assets, net	287,787	296,746
Intangible assets, net	38,627	46,765
Goodwill	323,889	324,474
Other assets	28,596	31,067

Total assets	$2,486,304	$2,808,427

Liabilities and partners' equity
Current liabilities:
Accounts payable	$186,794	$373,386
Working capital revolving credit facility - current portion	10,100	148,900
Lease liability - current portion	70,965	68,160
Environmental liabilities - current portion	5,009	5,009
Trustee taxes payable	30,077	42,932
Accrued expenses and other current liabilities	99,898	102,802
Derivative liabilities	6,589	12,698
Total current liabilities	409,432	753,887

Working capital revolving credit facility - less current portion	150,000	175,000
Revolving credit facility	188,000	192,700
Senior notes	691,765	690,533
Long-term lease liability - less current portion	229,307	239,349
Environmental liabilities - less current portion	50,416	54,262
Financing obligations	146,994	148,127
Deferred tax liabilities	56,399	42,879
Other long-term liabilities	54,926	52,451
Total liabilities	1,977,239	2,349,188

Partners' equity
Global Partners LP equity	509,065	458,065
Noncontrolling interest	-	1,174
Total partners' equity	509,065	459,239

Total liabilities and partners' equity	$2,486,304	$2,808,427

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$16,318	$20,194	$83,241	$76,568
Crude oil	(2,729)	(3,019)	2,004	(10,043)
Other oils and related products	14,031	17,071	58,764	40,566
Total	27,620	34,246	144,009	107,091
Gasoline Distribution and Station Operations segment:
Gasoline distribution	101,405	107,620	305,405	282,919
Station operations	57,462	61,109	154,904	169,621
Total	158,867	168,729	460,309	452,540
Commercial segment	2,855	7,213	11,773	18,217
Combined product margin	189,342	210,188	616,091	577,848
Depreciation allocated to cost of sales	(20,101)	(22,419)	(61,165)	(66,092)
Gross profit	$169,241	$187,769	$554,926	$511,756

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$18,192	$14,893	$97,240	$36,058
Net loss attributable to noncontrolling interest	38	187	528	637
Net income attributable to Global Partners LP	18,230	15,080	97,768	36,695
Depreciation and amortization, excluding the impact of noncontrolling interest	24,745	27,110	75,192	81,022
Interest expense, excluding the impact of noncontrolling interest	19,854	22,091	62,544	68,113
Income tax expense (benefit)	2,136	813	(205)	1,275
EBITDA	64,965	65,094	235,299	187,105
Net loss (gain) on sale and disposition of assets	691	323	623	(252)
Long-lived asset impairment	203	643	1,927	643
Adjusted EBITDA	$65,859	$66,060	$237,849	$187,496

Reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA
Net cash provided by operating activities	$88,286	$143,017	$250,289	$109,525
Net changes in operating assets and liabilities and certain non-cash items	(45,321)	(100,890)	(77,621)	8,077
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	10	63	292	115
Interest expense, excluding the impact of noncontrolling interest	19,854	22,091	62,544	68,113
Income tax expense (benefit)	2,136	813	(205)	1,275
EBITDA	64,965	65,094	235,299	187,105
Net loss (gain) on sale and disposition of assets	691	323	623	(252)
Long-lived asset impairment	203	643	1,927	643
Adjusted EBITDA	$65,859	$66,060	$237,849	$187,496

Reconciliation of net income to distributable cash flow
Net income	$18,192	$14,893	$97,240	$36,058
Net loss attributable to noncontrolling interest	38	187	528	637
Net income attributable to Global Partners LP	18,230	15,080	97,768	36,695
Depreciation and amortization, excluding the impact of noncontrolling interest	24,745	27,110	75,192	81,022
Amortization of deferred financing fees and senior notes discount	1,329	1,352	3,896	4,679
Amortization of routine bank refinancing fees	(1,008)	(902)	(2,933)	(2,814)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(11,963)	(12,235)	(24,789)	(33,301)
Distributable cash flow (1)(2)	31,333	30,405	149,134	86,281
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)	(5,046)	(5,046)
Distributable cash flow after distributions to Series A preferred unitholders	$29,651	$28,723	$144,088	$81,235

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$88,286	$143,017	$250,289	$109,525
Net changes in operating assets and liabilities and certain non-cash items	(45,321)	(100,890)	(77,621)	8,077
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	10	63	292	115
Amortization of deferred financing fees and senior notes discount	1,329	1,352	3,896	4,679
Amortization of routine bank refinancing fees	(1,008)	(902)	(2,933)	(2,814)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(11,963)	(12,235)	(24,789)	(33,301)
Distributable cash flow (1)(2)	31,333	30,405	149,134	86,281
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)	(5,046)	(5,046)
Distributable cash flow after distributions to Series A preferred unitholders	$29,651	$28,723	$144,088	$81,235

(1)

As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(2)

Distributable cash flow includes a net loss (gain) on sale and disposition of assets and long-lived asset impairment of $0.9 million for each of the three months ended September 30, 2020 and 2019, and $2.5 million and $0.3 million for the nine months ended September 30, 2020 and 2019, respectively. Excluding these charges, distributable cash flow would have been $32.2 million and $31.3 million for the three months ended September 30, 2020 and 2019, respectively, and $151.6 million and $86.6 million for the nine months ended September 30, 2020 and 2019, respectively.

(3)

Distributions to Series A preferred unitholders represent the distributions payable to the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800